INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Declares Dividend
INDIANA, Pa., - January 28, 2026 - The board of directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.36 per share cash dividend on January 28, 2026. This is an increase of $0.02, or 5.88 percent, compared to a cash dividend of $0.34 per share declared in the same period in the prior year. The annualized yield using the January 27, 2026, closing price of $42.11 is 3.42 percent. The dividend is payable February 26, 2026, to shareholders of record on February 12, 2026.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp Inc. is a $9.9 billion bank holding company that is headquartered in Indiana, Pennsylvania, and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. For more information, visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.